LEASE

THIS LEASE (the "Lease"), is made and entered into as of the 4th day of June, 1998, by and between ENTERPRISE PUBLISHING COMPANY ("Landlord"), a Massachusetts corporation, having an address at 60 Main Street, Brockton, Massachusetts, and KJI BROADCASTING, LLC ("Tenant"), a Massachusetts limited liability company, having an address at 211 Jason Street, Pittsfield, Massachusetts 01201.

The parties hereby covenant and agree as follows:

1. <u>The Premises and the Term</u>

(a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, approximately 3,150 rentable square feet of office space (the "Demised Premises") on the third floor of the building commonly known as and located at 60 Main Street, Brockton, Massachusetts, (the "Building"). Landlord hereby grants Tenant a license appurtenant to this Lease, in common with Landlord and others, for ingress and egress through the Building to the Demised Premises and for the use, in common with Landlord and others, of the lavatories in the Building available for use by Landlord's employees. Tenant shall use the Demised Premises for the sole purpose of general and executive offices and radio broadcast studios in the manner the Demised Premises is currently being used on the date of this Lease, and for no other purpose whatsoever. Tenant will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy issued for the Building. Tenant has examined the Demised Premises and accepts the Demised Premises in its existing condition, "as is", and with the understanding that Landlord shall perform no work in connection with Tenant's occupancy thereof.

(b) The initial term of this Lease shall commence on the date hereof and shall continue until May 31, 2003, unless sooner terminated in the manner hereinafter provided. Upon the date as of which this Lease shall terminate, Tenant shall surrender and vacate the Demised Premises, and Tenant shall leave the Demised Premises broom-clean and in as good condition as it was at the commencement of this Lease (ordinary wear and tear and damage by fire and other insured casualty excepted), and Tenant shall remove all of its property therefrom, and in the event of Tenant's failure to

do so, Landlord shall be entitled to all the rights and remedies against Tenant which are available to a landlord against a tenant holding over after the expiration of the term.

(c) At any time after the first anniversary of the commencement date of this Lease, Landlord and Tenant shall each have the option to terminate this Lease upon not less than ninety (90) days written notice to the other party (the "Termination Option"). The notice shall specify the date on which the term of this Lease shall terminate ("Termination Date"), which Termination Date shall not be less than ninety (90) days from the date of the notice exercising the Termination Option. If the Termination Option is timely and properly exercised, Rent, Additional Rent and all other obligations arising under this Lease shall be paid by Tenant, on a current basis, through and apportioned as of the Termination Date and neither party shall have any rights, estates, liabilities or obligations under this Lease accruing after the Termination Date, except as otherwise specifically provided in this Lease.

2. <u>Rent and Tenant's Expenses</u>

(a) Tenant agrees to pay to Landlord, in the manner herein provided, for the rights and privileges granted to Tenant hereunder (i) rent ("Rent") (A) for the period from the date hereof through and including May 31, 2000 at the rate of $13,200.00 per annum, payable in equal monthly installments of $1,100.00 per month, (B) for the period from June 1, 2000 through and including May 31, 2001 at the rate of $13,860.00 per annum, payable in equal monthly installments of $1,155.00 per month, (C) for the period from June 1, 2001 through and including May 31, 2002 at the rate of $14,553.00 per annum, payable in equal monthly installments of $1,212.75 per month, and (D) for the period from June 1, 2002 through and including May 31, 2003 at the rate of $15,280.65 per annum, payable in equal monthly installments of $1,273.39 per month; and (ii) all other charges and costs which Tenant has agreed to pay Landlord under this Lease (the "Additional Rent").

(b) Rent shall be due and payable on the first day of each month during the term of this Lease. Additional Rent shall be paid within ten (10) days after Landlord renders a bill to Tenant therefor. Rent and Additional Rent shall be paid without any abatement, deduction or set-off whatsoever, in lawful money of the United States of America, at the office of Landlord or at such other place as Landlord may designate.

(c) The term "Additional Rent" shall mean all charges payable by the Tenant to the Landlord hereunder, for services supplied by or caused to be supplied by the Landlord for or on behalf of the Tenant at Tenant's request or otherwise as specified in this Lease.

3. Utilities and HVAC

(a) Landlord, at Landlord's sole cost and expense, shall arrange with the public utility serving the Building for electric service on a direct meter basis, if not already so provided, and Landlord shall pay for Tenant's electric usage at the Demised Premises.

(b) Landlord, at Landlord's sole cost and expense, shall provide air conditioning to the Demised Premises in the same manner and at the same times as Landlord provides air conditioning to its own premises in the Building.

(c) Landlord, at Landlord's sole cost and expense, shall provide heat to the Demised Premises in the same manner and at the same times as Landlord provides heat to its own premises in the Building.

(d) Tenant, at Tenant's sole cost and expense, shall provide for cleaning of the Demised Premises, exterminating services for the Demised Premises and rubbish removal of Tenant's trash and rubbish.

4. Operation of the Demised Premises

(a) Tenant agrees to use and occupy the Demised Premises in a businesslike manner only for the uses permitted hereunder. Tenant agrees that it will abide by all the rules and regulations reasonably promulgated by Landlord from time to time with respect to the general conduct and regulation of the Building. Tenant specifically agrees that (i) no signs, cards, inscriptions, or notices shall be displayed by Tenant outside of or visible from outside of the Demised Premises without the prior written approval of Landlord in each instance, which approval shall not be unreasonably withheld or delayed; (ii) Tenant shall promptly pay for all work and services it requests from Landlord at the rates established by Landlord for such work or service which shall be customary for such services in similar office premises; (iii) Tenant shall not perform any work, alterations or decorations, whether structural or nonstructural, in, on or to the Demised Premises without

Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld for work alterations or decorations which are nonstructural in nature; and (iv) Tenant shall pay for and indemnify Landlord from and against any use or occupancy tax (or similar tax) now or hereafter enacted by any government authority or collectible against occupants of real estate other than the owner, which is attributable to the occupancy under this Lease.

(b) Tenant agrees to keep the Demised Premises in good order and repair (reasonable wear and tear and damage by casualty (but only if and to the extent not caused by Tenant, its members, employees, agents or invitees) excepted) and to abide by, conform to, and fully comply with all requirements of all applicable federal, state and municipal laws, rules and regulations relating to Tenant's particular manner of use of the Demised Premises (including but not limited to laws, rules and regulations concerning the protection of the environment and human health and safety), and Tenant will assume sole responsibility for any violations thereof, or non-conformity therewith. In the event Landlord shall be required to pay any fine or penalty or shall incur any expense, including attorneys' fees and disbursements and expenses of litigation, for or by reason of a breach of, or non-compliance with, any of Tenant's undertakings set forth in this section or any pending or threatened investigation or other proceeding involving the conduct of Tenant's business or occupancy pursuant to this Lease, Tenant shall fully indemnify Landlord therefor and shall reimburse Landlord for such expenses promptly upon demand by Landlord. During the term, Landlord agrees to maintain the Building and the Building's systems in good repair and in compliance with laws.

(c) Throughout the term of this Lease, Landlord, its employees and agents, shall be entitled to enter upon and inspect the Demised Premises during normal business hours with reasonable notice, except that in the case of an emergency, Landlord, its employees and agents, shall be entitled to enter upon and inspect the Demised Premises at any time and without notice. Notwithstanding the preceding sentence, Landlord assumes no duty to Tenant to make any such inspection and waives no rights hereunder by not inspecting. Landlord reserves the right to perform work in the Demised Premises consistent with Landlord's operations and maintenance of the Building, but agrees to minimize the interference with Tenant's business operations to the extent practicable without the use of overtime.

(d) Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and Additional Rent and

observing and performing all the terms, covenants and conditions on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Section 11 hereof and to any and all ground leases, underlying leases and mortgages affecting the Building and/or land on which the Building is located.

(e) Except for those matters which are Tenant's responsibility as provided in this Lease, Landlord, at its expense, shall maintain and keep the public portions of the Building and its systems and facilities servicing the Demised Premises in good working order, condition and repair.

5. Fire/Condemnation

In the event that the Building or any substantial portion of the Building or of the Demised Premises is damaged by fire or other casualty, or is taken (temporarily or permanently) in any condemnation or eminent domain proceeding, this Lease shall be automatically terminated as of the date of the fire, casualty or taking. The term "substantial" shall mean a casualty which shall require more than 30 days to effect repair and restoration of the premises so damaged.

6. Indemnification and Insurance

(a) Tenant covenants and agrees to indemnify and hold Landlord, its directors, officers, shareholders, employees and agents (collectively, the "Indemnified Parties"), harmless from any damage, expense (including reasonable attorneys' fees and disbursements), injury, liability, claims or causes of action of any nature whatsoever (i) for injury to persons or damage to property, arising directly or indirectly out of the use, existence, maintenance, occupation or enjoyment of the Demised Premises or in connection with the installation, repair, alteration, maintenance, service, existence, operation or use in any manner of equipment or other property furnished by or for the Tenant, except if and to the extent caused by the negligence or willful act of any of the Indemnified Parties, or (ii) arising from the enforcement of the indemnification obligations provided for in this Lease. Tenant hereby releases Landlord and each of the other Indemnified Parties from any and all liability or responsibility to Tenant or anyone claiming through or under it by way of subrogation or otherwise for any injury to Tenant or to an employee, guest

or invitee of Tenant. Tenant hereby waives its right of recovery from Landlord and each of the other Indemnified Parties for any loss or damage whatsoever, including consequential damage, from any accident, injury or damage whatsoever occurring in on or about the Demised Premises except if and to the extent caused by the negligence or willful act of any of the Indemnified Parties.

(b) Tenant shall maintain, at its sole cost, at all times during the term of this Lease, broad comprehensive liability insurance coverage for all hazards (including automobile, contractual, products, malpractice, when applicable, and including damage to property in the care, custody, control or possession of Tenant) in financially responsible companies, rated A+XV by Best's Insurance Reports, with limits of not less than $1,000,000 per occurrence for bodily injury and property damage, and including Landlord as an additional named insured, with respect to personal injury and damage to property.

(c) Tenant agrees that the liability insurance will (i) include a broad severability of interest (cross liability) clause; (ii) be endorsed to become primary and noncontributing with other insurance of Landlord (including any deductible or self-insured plan); and (iii) require 30 days' written notice (except for non-payment of premiums, for which Landlord shall be provided with 10 days' written notice) to Landlord prior to cancellation or reduction in coverage.

(d) Tenant shall maintain proper Workers' Compensation and Employers Liability Insurance with respect to employees of Tenant.

(e) Tenant may not have any deductible pertaining to these or any other insurance policies affecting the Demised Premises or Tenant, in excess of that customary for such policies for office premises of similar size to the Demised Premises. In the event that Tenant shall failure to procure the insurance required hereunder, and if as a result thereof Landlord shall procure such insurance (but Landlord shall not be obligated to do so), Tenant shall reimburse Landlord within two business days for any and all sums expended in connection with the cost of the replacement insurance policies.

(f) Tenant shall at all times during the term of the Lease, maintain replacement value insurance from financially responsible companies rated A+XV by Best's Insurance Reports for the full value of all personal property used in the business of Tenant, including replacement value for loss or damage by fire and other

consequential loss or damage. Tenant agrees to furnish copies of Landlord of all policies or certificates of insurance with respect to insurance required under the terms of the Lease within two business days of execution of such policies or certificates.

(g) Landlord shall maintain such policies of insurance on the Building (i) as may be required by the terms of any mortgage (a "Mortgage") encumbering the Building and the land upon which the Building is erected, or, (ii) in the absence of a Mortgage, as are deemed commercially reasonable for office buildings of similar size and comparable location to that of the Building.

(h) Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant. As long as such waivers of subrogation are contained in their respective insurance policies (other than by reason of the default of the releasing party in the performance of its obligations pursuant to this Article), Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

7. <u>Default and Remedies</u>

(a) In the event that:

(i) Tenant shall default in the payment of any installment of Rent, Additional Rent or other sum herein specified, and such default shall continue for ten (10) days after receipt of written notice; or

(ii) Tenant shall default in the observance or performance of any other Tenant's covenants, agreements or obligations hereunder, and such default shall not be corrected within thirty (30) days after receipt of written notice thereof; provided, however, that Tenant shall not be in default if the matter complained of in such notice cannot be cured within such period, provided Tenant within such period begins to cure the matter complained of, and thereafter diligently pursues such cure to the completion thereof; or

(iii) Tenant shall be declared bankrupt or insolvent according to law, or if any assignment shall be made of Tenant's property for the benefit of creditors or by

other process of law, or if any proceedings for reorganization or for an arrangement with creditors shall be commenced under any bankruptcy or insolvency law by or against Tenant, or any person or entity occupying the Demised Premises through or under Tenant (and as to involuntary proceedings shall remain pending for at least ninety (90) days),

then Landlord shall have the right, at its sole election, either (i) without necessity or requirement for making any entry, provide Tenant with a written notice of termination, which termination shall take effect on the date, prior to the expiration of the term, specified in Landlord's notice, or (ii) to enter and take possession of the Demised Premises (or any part thereof in the name of the whole) without demand or notice and repossess the same as of Landlord's former estate, expelling Tenant and those claiming under it, forcibly if necessary, without being deemed guilty of any manner of trespass, provided that such repossession shall not be construed to effect a termination of this Lease unless Landlord so declares as part of such entry or sends Tenant a written notice of termination as provided above. Any such termination or entry shall be without prejudice to any remedy for arrears of rent or preceding breach of contract.

(b) If Landlord shall terminate this Lease or take possession of the Premises as aforesaid, Tenant and those claiming under Tenant shall forthwith remove their goods and effects from the Premises, and Tenant agrees that, in case of such termination, it shall be liable for all amounts accrued hereunder through the date of termination, together with the amounts due Landlord under subsections 7(c), 7(d) and 7(e)below.

(c) Landlord's damages hereunder shall include, but shall not be limited to, the reasonable cost incurred in cleaning the Premises, and moving and storage charges incurred by Landlord in moving Tenant's belongings, all of which Tenant agrees Landlord shall have the right to do or incur, but shall not include loss of prospective rent.

(d) Not more than seven (7) days after receipt of Landlord's bill therefore, Tenant shall pay Landlord for all costs and expenses (including, without limitation, reasonable attorney's fees) incurred by Landlord at any time in enforcing Tenant's obligations or Landlord's rights under this Lease.

(e) The rights and remedies granted to Landlord hereunder shall be in addition to any other legal rights it may have (except any right to prosecute a claim for

prospective loss of rents). Should Landlord be required to commence legal proceedings to enforce any of its rights hereunder, either before or after termination of this Lease, Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord by reason thereof, including reasonable attorney's fees and disbursements.

8. Assignment/Sublease

Tenant shall not transfer, assign, encumber, mortgage or hypothecate this Lease, or Tenant's interest in and to this Lease or sublease the Demised Premises or any portion thereof, without the prior written consent of Landlord thereto, which consent shall not be unreasonably withheld or delayed. Any attempt to create or purport to create in any other party any interest or right in the Demised Premises or in this Lease without such prior written consent shall be void and confer no rights upon any third person and shall be a default hereunder. Furthermore, any change of control of Tenant or sale of more than 50% of the voting equity interests in Tenant (except among the current members of Tenant) whether in one transaction or in a series of transactions, shall be deemed an assignment of this Lease.

9. Notice

(a) Any notice under or in connection with the Lease shall be served upon Landlord or Tenant, as the case may be, by personal service or by certified mail, return receipt requested, or by overnight carrier service mail directed: (a) to Landlord at the address set forth in the preamble of this Lease, with a copy to Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York, Attention: Jeffrey M. Gussoff, Esq., and (b) to Tenant at the address for Tenant set forth in the preamble of this Lease, with a copy to Cameron & Mittleman, 56 Exchange Terrace, Providence, Rhode Island 02903, Attention: E. Colby Cameron, Esq. Service by mail is deemed complete upon receipt. Either Landlord or Tenant may change the address given herein by giving written notice thereof to the other.

(b) Tenant, at any time, from time to time, upon at least 10 days' prior notice by Landlord, shall execute, acknowledge and deliver to Landlord, and/or to any other person, firm or corporation specified by Landlord, a statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and

stating the modifications), stating the dates to which Rent and Additional Rent have been paid, and stating whether or not there exists any default by Landlord under this Lease, and, if so, specifying each such default.

10. Broker

Landlord and Tenant each represent and warrant to the other that they have dealt with no broker or agent in connection with this transaction. Each party hereby agrees to indemnify and hold the other harmless from any claim for brokerage commission made by any party, claiming to act for or on behalf of such party. The provisions of this Section shall survive the termination of this Lease.

11. Subordination

This Lease is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the real property of which Demised Premises are a part and to all renewals, modifications, consolidations, replacements and extensions of any such underlying leases and mortgages, provided, that any such party shall recognize Tenant's rights hereunder as tenant in the event of termination of such lease or foreclosure of such mortgage. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee, affecting any lease or the real property of which the Demised Premises are a part. In confirmation of such subordination, Tenant shall from time to time execute promptly any certificate that Landlord may request.

12. Miscellaneous

(a) Time is of the essence in this Lease.

(b) It is mutually agreed by and between Landlord and Tenant that, to the extent permitted by law, the respective parties hereto shall and they hereby do waive trial by jury in any action proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use of or occupancy of the Demised Premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord

commences any proceeding or action for possession including a summary proceeding for possession of the Demised Premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding, except for statutory mandatory counterclaims.

(c) No provisions of this Lease shall be waived or be construed to be waived by Landlord unless such waiver is in writing and signed by Landlord.

(d) The provisions of this Lease, and each of them, are severable and any one or more thereof are found to be void or unenforceable, all of the other provisions shall remain in full force and effect.

(e) This Lease shall be binding upon and shall inure to the benefit of the respective party's successors, and except as provided in this Lease, assigns.

(f) This Lease embodies the entire agreement between the parties, and there are no collateral or written agreements or undertakings, and no representations of any kind have been made before the execution of this Lease.

(g) This Lease shall be governed by the laws of the Commonwealth of Massachusetts. All additions to and modifications of this Lease shall be void and ineffective unless in writing and duly executed by both parties hereto.

To signify their agreement to the foregoing, this Lease has been executed by the parties hereto as of the day and year first above written.

Landlord:

ENTERPRISE PUBLISHING COMPANY

By: ______________________
Title: VP/GM

Tenant:

KJI BROADCASTING, LLC

By: ______________________
Title: MEMBER

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the "Amendment") is made and entered into as of the ____ day of ______________, 2003, by and between ENTERPRISE PUBLISHING COMPANY, LLC a Massachusetts ~~corporation~~ limited liability company with a principal business at 60 Main Street, Brockton, MA. ("Landlord"); and KJI BROADCASTING, LLC, a Massachusetts limited liability company with a principal business address at ~~______________~~ 173 Front St, Housatonic ______________, MA. ________ ("Tenant").

RECITALS

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree to amend that Lease dated June 4, 1998 by and between Landlord and Tenant (the "Lease") as follows:

1. The first sentence of Section 1(b) of the Lease is hereby deleted in its entirety and the following three sentences are hereby incorporated into Section 1(b) of the Lease in lieu thereof:

"The term of this Lease shall be one (1) year, commencing on June 1, 2003 and expiring on May 31, 2004 (the "First Term"), unless sooner terminated in the manner hereinafter provided. At the expiration of the First Term (the "Expiration Date") and on each anniversary of the Expiration Date thorough and including the fifth such anniversary, the term of this Lease shall automatically renew for an additional one year term (each a "Renewal Term"), unless Tenant or Landlord provides written notice of the termination of the Lease at least ninety (90) days prior to the Expiration Date or the expiration of the Renewal Term then in effect, as applicable. Notwithstanding anything to the contrary set forth herein, the term of this Lease shall not be renewed more than six (6) times."

2. Section 1(c) of the Lease is hereby deleted in its entirety and the following new Section 1(c) is hereby incorporated into the Lease in lieu thereof:

"(c) Upon termination of this Lease in accordance with the terms hereof (the date upon which any such termination is effected shall be referred to herein as the "Termination Date"), Rent, Additional Rent and all other payment obligations of Tenant arising under the Lease shall be paid by Tenant on a current basis through, and shall be apportioned as of, the Termination Date, and neither party shall have any rights, estates, liabilities or obligations under the Lease accruing after the Termination Date, except as otherwise specifically provided in this Lease.

3. Section 2(a) of the Lease is hereby deleted in its entirety and the following new Section 2(a) is hereby incorporated into the Lease in lieu thereof:

"(a) Tenant agrees to pay to Landlord, in the manner herein provided, for the rights and privileges granted hereunder: (i) rent ("Rent") (A) of $1,337 per month during the First Term, and (B) during each Renewal Term then in effect at a monthly rate equal to 104 % of the monthly Rent rate in effect during the immediately preceding First Term or Renewal Term, as applicable; and (ii) all other charges and costs which Tenant has agreed to pay to Landlord under the terms of this Lease (collectively, the "Additional Rent")."

4. Except as expressly amended hereby, the Lease and the terms and provisions thereof shall remain in full force and effect. This Amendment may be executed in counterparts, each of which, when executed, shall be deemed an original instrument, but all of which taken together shall constitute one and the same agreement.

[Signature Block Appears on the Next Page]

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed, sealed and delivered as of the date first above written.

LANDLORD:

ENTERPRISE PUBLISHING COMPANY, LLC

By: ____________________
Title: Vice President

TENANT:

KJI BROADCASTING, LLC

By: ____________________
Title: Managing Member

STATE OF ____________
COUNTY OF ____________

On the __ day of _______, 2003, personally appeared before me ________________________, in his/her capacity as the ________________________ of the Landlord named herein, and he acknowledged that he/she executed this Lease as his/her free act and deed in such capacity and as the free act and deed of such Landlord.

____
Notary Public

My commission expires:

STATE OF ____________
COUNTY OF ____________

On the __ day of _______, 2003, personally appeared before me ________________________, in his/her capacity as the ________________________ of the Tenant named herein, and he acknowledged that he/she executed this Lease as his/her free act and deed in such capacity and as the free act and deed of such Tenant.

____
Notary Public

My commission expires:

LANDLORD CONSENT

Reference is hereby made to that certain Lease dated June 4, 1998 by and between Enterprise Publishing Company, LLC, a Delaware limited liability company ("Landlord") and KJI Broadcasting, LLC, a Massachusetts limited liability company ("Tenant"), as amended by a First Amendment to Lease (collectively, the "Lease").

Tenant has entered into an Agreement to sell Radio Station WBET-AM to Business Talk Radio.net, Inc. a Delaware corporation or its designee (the "Buyer"), and as part of said transaction, Tenant wishes to assign all of its rights, title and obligations under the Lease to Buyer.

Pursuant to Section 8 of the Lease, Landlord hereby consents to Tenant's assignment of all of its rights, title and obligations under the Lease to the Buyer, which assignment shall be effective upon the closing (the "Closing") of the above-referenced purchase and sale transaction by and between Tenant and Buyer. Landlord further agrees, and Tenant acknowledges, that from and after the Closing, Tenant is released of all obligations to the Landlord under the Lease, other than obligations accrued up to and through the Closing.

Enterprise Publishing Company, LLC

By: [signature]
Title: James E. Pinsezmi
V.P. of Finance

KJI Broadcasting, LLC

By: [signature]
Joseph V. Gallagher, III
President

G:\Mai\KJI\BROAD.CST\Business Talk Radio\LANDLORD CONSENT.doc

EFFECTIVE DATE
6/1/98

Initial Term 2 years from above
3 Additional 5 year terms.

6/1/2000 - 5/31/2005
6/1/2005 - 5/31/2010
6/1/2010 - 5/31/2015

LEASE AND EASEMENT AGREEMENT

EPC LAND DEVELOPMENT, LLC

AND

ARITAUR REALTY, INC.

↓

TOWER VENTURES, INC

↓

AMERICAN TOWER

CONTENTS

Section		Page No.

LEASE AND EASEMENT AGREEMENT

THIS LEASE AND EASEMENT AGREEMENT, made this 2nd day of June, 1998 and effective as of 12:01 a.m., June 1, 1998 by and between EPC Land Development, LLC a limited liability company validly organized and existing under the laws of the Commonwealth of Massachusetts with offices at c/o 49 Salten Point Road, Barnstable, MA 02630 ("LESSOR"), and Aritaur Realty, Inc., a corporation validly organized and existing under the laws of the Commonwealth of Massachusetts with offices at c/o 211 Jason Street, Pittsfield, MA 01201("LESSEE").

NOW, THEREFORE, it is mutually agreed, as follows:

1. PREMISES

1.1 Description of Premises; Grant of Lease and Easement. LESSEE is the owner of the following facilities located on a parcel off Walnut Street, West Bridgewater, Massachusetts more fully described on Exhibit A hereto (the "Transmission Site"):

(a) two radio station towers, each located within a fenced area (the "Towers" and the "Tower Areas", respectively);

(b) a transmitter building located within a fenced area (the "Transmitter Building" and the "Transmitter Building Area", respectively) the Transmitter Building Area being approximately 250-feet distant from the Towers and connected to them by an underground antenna feed conduit (the "Feed Conduit") running from the Transmitter Building Area through the Radial Area as hereinafter defined; and

(c) approximately 120 copper wire underground radial antennas, each approximately 168-feet in length, buried beneath the surface of the land within a 250 foot radius of each of the Towers, said radii intersecting in part to form an area roughly oval in shape (the "Radials" and the "Radial Area", respectively).

The Tower Areas, the Feed Conduit, and the Radial Area are each shown on a plan entitled "Site Plan -- Walnut Street" dated March 4, 1987, revised through April 21, 1987, prepared by Hayward Boynton & Williams, Inc. of Brockton, Massachusetts, a copy of which is attached as Exhibit B hereto (the "Site Plan").

LESSOR hereby leases the Tower Areas and the Transmitter Building Area to LESSEE (the "Leased Premises"), all on the terms and conditions hereof, and during the period of said lease, grants to LESSEE as appurtenant thereto the right and easement to use underground portions of the Radial Area for purposes of maintaining the Feed Conduit and the Radials (the "Easement Area"). The Leased Premises and the Easement Area are hereinafter collectively referred to as the "Premises".

1.2 Relocation of Transmitter Building and Feed Conduit. LESSOR retains the right in its sole discretion to relocate such Transmitter Building and the Feed Conduit at LESSOR's sole expense, provided that such relocation does not cause the LESSEE's transmission of its AM and FM signal from the Leased Premises to be in violation of its Federal Communications

Commission ("FCC") license ("FCC License"), and, further that the foregoing comports with sound communications engineering practice as reasonably determined by LESSEE's consulting engineers. LESSEE shall cooperate in any such relocation of its Transmitter Building and the Feed Conduit, including without limitation seeking and obtaining any and all consents with the FCC, Federal Aviation Administration ("FAA") or any other applicable federal, state or local agency or governmental body having jurisdiction. The cost of all such approvals, including reasonable legal and accounting fees related thereto, shall be borne by LESSOR. LESSEE may also relocate the transmitter building to another location within the Radial Area at its sole cost and expense; provided, however, that such location does not interfere with LESSOR's use of the Radial Area.

1.3 Radials and Radial Area. LESSEE shall have the right to repair and maintain the Radials and the Feed Conduit within the Radial Area, LESSOR agreeing not to construct any permanent structure within the Radial Area which interferes with the operation of the Towers, the Radials, the Feed Conduit or the Transmitter Building as a functioning radio transmission system. LESSOR, however, retains the right to use the Radial Areas for purposes not inconsistent with the foregoing, such as the construction and maintenance of access ways, parking areas, utility systems, and the like, provided that the foregoing comports with sound communications engineering practice and does not interfere with such broadcast operations of LESSEE as determined in the reasonable written opinion of a consulting engineer reasonably acceptable to LESSEE and LESSOR. LESSOR shall bear the cost of such consulting engineer.

1.4 Egress and Ingress. LESSEE shall have the right of ingress and egress to the Premises over the existing roadways at the Transmission Site as shown by the Site Plan, or over such other roadways as will be provided by LESSOR or its successors and assigns at their sole discretion from time to time, in common with all others entitled thereto, provided that no construction of new roadways shall prevent access to the Premises by LESSEE. If any alteration to the existing ingress and egress results in requiring the repositioning of utility power lines, then LESSOR shall be responsible for the cost of such relocation.

2. PERMITTED USES

2.1 Use of Premises. The Premises shall be used by the LESSEE or its sublessee as set forth in Section 18 herein only for AM/FM and other FCC licensed communications purposes from the Towers and all activities reasonably related thereto in accordance with the authorizations of the FCC, and such, broadcasting shall be conducted in a lawful and proper manner in accordance with the standards and regulations of the FCC or any other body with authority over such use. LESSEE shall use the Premises in such a manner as will not interfere with, annoy or disturb LESSOR or its tenants in each of their use of the Premises (to the extent that they shall have use thereof as set forth in this Lease) and the surrounding premises, including without limitation, noise and electrical interference, nuisances and the like. The sidewalks, walkways, parking lot and roads on, about or to the Premises shall not be obstructed or encumbered by LESSEE nor shall LESSEE use such areas for any purpose other than ingress and egress to and from the Premises.

3. TERM OF LEASE

3.1 Initial Term. The initial term (the "Initial Term") of this Lease shall be for a period of two (2) years commencing as of the Effective Date.

3.2. Renewal Term. LESSEE at its option may renew the Lease for three (3) additional five (5) year terms (collectively, the "Renewal Terms" and each individually a "Renewal Term"; collectively, the Initial Term and any Renewal Terms are referred to herein as the "Term") upon 6 months written notice to LESSOR prior to the expiration of the Initial Term or any Renewal Term, as the case may be, and during the Renewal Terms, all provisions of this Lease, including rent as adjusted in accordance herewith shall remain as set forth herein.

4. RENTAL PAYMENTS

4.1 Rent. During the Initial Term of the Lease, LESSEE shall pay to LESSOR rent equal to Twelve Thousand Dollars per 12-month period, payable in 12 monthly installments of $1,000 per month. All rental payments shall be in lawful money of the United States, and shall be due and payable in advance on the first day of each month during the Term of this Lease, without notice, demand, deduction or offset of any kind whatsoever. The first lease year is the 12 month period beginning on the Effective Date of this Lease and every other lease year shall be similarly a 12 month period beginning on the anniversary date of the Effective Date of this Lease. The annual rent during each Renewal Term will be increased each year from the immediately preceding annual rent by an amount equal to the product of multiplying CPI figures for the Boston metropolitan area for the period most recently ended prior to the annual period for which the calculation is performed by the immediately preceding annual rent, and adding that number to the previous annual rental figure for the new annual rent provided that such increase over the prior year shall not exceed 5% of the prior years' rental. LESSOR shall notify LESSEE of such changes (which shall show the computation of any increase) in writing.

4.2 Security Deposit. LESSEE shall pay to LESSOR on the date hereof, an amount equal to two months' rent as a security deposit (the "Security Deposit") to secure any default by the LESSEE of any terms and conditions hereunder. LESSEE shall not be entitled to use such Security Deposit for the purpose of paying any Rent or other amounts due to LESSOR hereunder. If LESSEE defaults on any obligation hereunder, LESSOR shall have the absolute right, without notice to LESSEE, to use such Security Deposit and any interest generated thereon for the purpose of satisfying LESSEE's obligation hereunder, whereupon, LESSEE shall upon notice from LESSOR pay such additional amounts to LESSOR to restore the Security Deposit to its original amount.

5. UTILITIES

5.1 Provision of Utilities. The Premises and the System (as defined herein) are currently serviced by electric power lines which are located on LESSOR's real property. LESSEE will bear the entire cost of and be responsible for maintaining the power lines from the substation to the Premises and the Systems, including, without limitation, the cost of electric metering, switch gear, disconnects, circuit breakers, permits, poles, lines and any and all other equipment. All work to be performed in connection with any utilities shall be subject to the prior written approval of the LESSOR, which shall not be unreasonably withheld or delayed, to the extent it

involves any area other than the Premises. Upon the termination of the Lease, LESSEE, at its own cost and expense, will remove such items of the power equipment and restore the Premises to the same condition as it was prior to the installation of such equipment or as improved by LESSOR during the Term. LESSEE shall not be permitted to bring any other utilities to the site other than electrical utilities. All such utilities shall be separately metered and billed directly to LESSEE. LESSEE shall be responsible for setting up such meters. LESSOR agrees to reserve appropriate easements and/or rights of way in the event that LESSOR conveys or subdivides any real property owned by LESSOR over which said power lines are located to provide uninterrupted service to LESSEE. LESSOR may relocate such power lines provided that it shall be at LESSOR's cost and LESSOR shall not interrupt service to the Premises.

5.2 Payment of Utilities. LESSEE will promptly pay for all electrical power and other utilities which it consumes during the Term of this Lease, whether for broadcasting, heating, lighting, air conditioning or otherwise and indemnify LESSOR against any and all such charges. LESSEE shall be solely responsible for the repair, maintenance and replacement of the underground storage tank and pipes for the generators located adjacent to the Transmitter Building.

5.3 Maintenance. LESSEE shall be responsible for and bear the cost of maintenance of the utilities servicing the Premises and for any other utilities charges which may be incurred in connection with its operations.

6. CONDITION OF PREMISES

Except as set forth in Section 5.1, LESSOR makes no representations or warranties with respect to the Premises, the Towers, the Transmitter Building or the Related Systems and no rights, easements or licenses are acquired by LESSEE by implication or otherwise except as expressly set forth in this Lease. LESSEE acknowledges that it has had a full opportunity to inspect the Premises and is satisfied with the condition thereof and takes all of such in an "AS IS" condition.

7. WORK TO BE PERFORMED BY LESSEE

7.1 Maintenance of Systems. The maintenance of the Premises (including, without limitation, the Towers, the Transmitter Building and the Related Systems (collectively, the "Systems")), and the costs associated therewith, shall be the sole responsibility of LESSEE. LESSEE shall maintain the Premises and the Systems in a good state of repair and condition, including the painting and lighting thereof in accordance with the requirements of law, rule, regulation and any governmental authorities. Such maintenance shall be conducted by LESSEE in accordance with good engineering standards and in conformity with the requirements of the FCC, FAA or any other body having jurisdiction over the LESSEE and its property. In performance of such maintenance, LESSEE shall take all reasonable precautions to avoid interference or hindrance to and with the operations of LESSOR or any tenant of LESSOR.

7.2 FCC and Other Laws. The LESSEE shall promptly pay all expenditures required to and make all improvements or alterations to the Systems to assure compliance by it with all then applicable rules and regulations of the FCC, FAA or any municipal, state or federal authority.

7.3 Lighting. LESSEE shall make checks of the lighting on the Towers as is commercially appropriate to ensure that lighting on the Towers is in compliance with all laws, rules and regulations.

7.4 Work Performed. All work performed by or on behalf of the LESSEE, in connection with the installation, alteration, maintenance, repair or removal of any of its equipment and that of its tower tenants and the transmission lines on or in, or with respect to the Premises or the Systems (except for normal maintenance and repair work), including any electrical, ventilation, air conditioning or heating work shall be carried out in good and workmanlike manner and in accordance with established engineering standards and public ordinances, rules and regulations applicable to such work, and in accordance with plans and specifications, including mechanical and electrical drawings, which have been submitted to LESSOR in advance which consent shall not be unreasonably withheld or delayed provided that plans for work which constitutes routine maintenance and repair and work in connection with installation and removal of tower tenant equipment need not be submitted to LESSOR for approval. LESSEE agrees to cooperate with LESSOR with respect to the scheduling and performance of such work so as not to interfere or adversely impact LESSOR's or any subtenant of LESSOR's operations. All work performed by or on behalf of LESSEE or LESSEE's subtenants shall be LESSEE's sole responsibility and LESSEE shall not permit any mechanics or other liens on the Premises to exist at any time.

7.5 No Interference. Notwithstanding the receipt of the approvals by LESSOR as required herein; LESSEE shall not be relieved of its responsibilities and liabilities for interference or otherwise as herein provided, nor shall said approval be deemed a waiver of any of the rights of LESSOR under this Lease.

7.6 Right to Inspect. LESSOR retains the right at its expense to inspect any work performed by LESSEE and/or its employees, agents, or representatives.

7.7 No Waiver. With respect to minor repairs, LESSOR may waive any of its rights under this Section, provided such waiver is in writing and provided, further, that any such waiver shall not affect LESSOR's subsequent rights under this Lease.

7.8 Ascending Tower. LESSEE shall not permit any person to ascend the Tower unless its contractors, agents and employees will comply with commercially customary security procedures with respect to any work on the Premises. LESSEE shall indemnify, defend and hold harmless LESSOR from and against any and all actions, claims, liabilities and other actions in connection with any work to be performed on the Systems and LESSEE shall have no defense against such indemnification including, without limitation, with respect to any defect of which it may not have had knowledge.

7.9 Insurance. LESSEE's contractors and subcontractors prior to performing any work for LESSEE on the Premises must first supply a copy of a certificate of insurance to LESSOR evidencing liability and casualty insurance in force in commercially reasonable amounts, naming LESSOR as additional insured and/or loss payee.

7.10 Groundskeeping. At LESSOR's request, LESSEE shall be responsible for keeping the Premises and the areas overlying or encompassed by the Systems mowed, clean of debris, with the "driveway" leading to the Premises shoveled and plowed of snow. As used herein, the driveway leading to the Premises shall be limited to such portions of the road driveway or

providing access to the Premises which are not being used by LESSOR and/or LESSOR's tenants for access to improved property thereof.

7.11. Right to Require Repairs. With respect to the repairs, maintenance or replacement which LESSOR, in its discretion, determines that LESSEE should make to maintain the Premises and its property and equipment in good order and repair, LESSOR may so notify the LESSEE in writing, specifically the maintenance, replacements and repairs required to be performed by the LESSEE. LESSEE shall perform such repairs, maintenance or replacements promptly thereafter unless LESSEE disagrees with such repairs, maintenance or replacement, in which event the disagreement shall be referred to a mutually agreeable consulting engineering firm for a determination as to whether such repairs, maintenance or replacement will be prudent. If the consulting engineer believes that the work would be appropriate, then LESSEE shall promptly make all such repairs, replacement, maintenance.

8. LESSEE'S TECHNICAL EQUIPMENT

LESSEE shall be responsible for all of the technical property and equipment of LESSEE located on the Premises, including compliance with the rules, regulations and requirements of the FCC and any other governmental agency, bureau, board, department or entity having jurisdiction with respect to the Radio Stations. The operation of LESSEE's transmission and receiving equipment and antennae will at all times remain LESSEE's sole responsibility and LESSEE shall at all times provide employees to carry out such operations.

9. PERMITS AND LICENSES

LESSEE shall obtain, at its own expense, any and all licenses or permits from any and all local, state or federal governmental authorities, or such other governmental body or agency as shall have jurisdiction in connection with installation, repair, alteration or replacement of the Premises, LESSEE's property or with any activities of LESSEE on the Premises and shall abide by the terms and provisions of such licenses and permits.

10. ENVIRONMENTAL MATTERS

10.1 LESSEE covenants and agrees that during the terms of this Lease, neither LESSEE nor any of LESSEE's agents, employees, contractors, invitees, assignees or sublessees shall cause any hazardous material to be brought upon, kept, or used in, on, or about the Premises, or transported to or from the Premises without the prior written consent of LESSOR.

10.2 If LESSEE breaches any of its obligations in this section or if any act or omission of LESSEE or any of its agents, employees, contractors, invitees, assignees or sublessees causes any hazardous material to be discharged or released from, on or in the Premises, then LESSEE shall defend, indemnify LESSOR against and hold LESSOR harmless from and against, any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses and expenses (including, without limitation, reasonable attorneys fees, consultants fees, engineers fees and experts fees) arising during or after the term of this Lease as a result of that breach or that discharge or release. This indemnification includes, without limitation, costs incurred in connection with the investigation of site conditions or any clean up, repair, removal or detoxification required in connection with any such breach, discharge or release. Without limiting the foregoing, if the presence of any hazardous material in, on or about the Premises caused by LESSEE or any of

LESSEE's agents, employees, contractors, invitees, assignees or sublessees results in any discharge or release of hazardous material from, in or upon or about the Premises. LESSEE shall promptly take all actions, at its sole expense, as are required or appropriate to return the Premises to the condition existing before that discharge or release. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the Commonwealth of Massachusetts or the United States Government and includes, without limitation, any material or substance which is (a) designated as a "hazardous substance" pursuant to the Federal Water Pollution Control Act; (b) defined as a "hazardous waste" pursuant to the Federal Resource Conservation Recovery Act; (c) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act; (d) petroleum and petroleum based products or derivatives; and (e) asbestos or asbestos containing materials. The LESSEE is permitted to bring isopropyl alcohol, lacquer thinner and enamel and lacquer paints in reasonable quantities onto the premises in connection with the painting of the towers and the related systems as is required from time to time provided that LESSEE complies with all laws, rules, regulations and order with respect to the use and disposal thereof but in no event shall LESSEE be allowed to store such materials in, on or about the Premises.

11. NON-LIABILITY OF LESSOR

LESSOR shall not be liable or responsible to LESSEE or anyone claiming under or through LESSEE for any loss or damage caused by the acts or omissions of any other tenants of LESSOR or any other users of the Tower, the Transmitter Building, the Related Systems or Premises, or for any loss or damage caused by fire, water, bursting, leaking gas, sewage, steam pipes, drains, ice or other materials falling from the Tower or the Transmitter Building or the malfunction of any utility, facility or installation, or by reason of any other act of God. LESSOR shall not be liable to LESSEE or to any other person for property damage or any personal injury, including death, unless occasioned by the gross negligence of LESSOR. LESSOR shall not be liable under any circumstances for loss of use, loss of advertising revenue or any other consequential damages sustained by LESSEE.

12. LIABILITY OF LESSEE AND INDEMNITY

During the term of this Lease, LESSEE shall be solely responsible for and indemnify and hold LESSOR harmless against all claims, damages, losses and expenses, including attorney's fees, for personal injury, including death, or property damage, arising out of the use or occupancy of the Premises by LESSEE and for any acts, omissions, neglect or fault of the LESSEE or its agents, servants, employees, licensees or invitees, or arising from LESSEE's failure to comply with any laws, statutes, ordinances or regulations.

13. INSURANCE

During the term of this Lease, LESSEE shall procure and maintain, at its own cost and expense, the following insurance with the policy limits shown, and which insurance policies shall name LESSOR as an additional insured/loss payee wherever the same is applicable:

a. Workmen's Compensation insurance as required by local, state or federal ordinances, statutes, codes or regulations, including a waiver of all rights of all rights of subrogation against LESSOR;

b. Comprehensive general liability insurance covering all of LESSEE's operations and activities on the Premises, with limits of not less than $1,000,000.00 for each occurrence of bodily injury and $1,000,000.00 for each occurrence of property damage, and including without limitation, loss of use in any way caused or resulting from the activities to be performed by LESSEE;

c. LESSEE shall deposit with LESSOR duplicate copies of all of the aforesaid insurance policies of certificates of insurance which shall name LESSOR as an additional insured and/or loss payee wherever required. Such policies will provide that the same may not be canceled, changed, or modified by the insurance companies without thirty days written notice to LESSOR.

d. In the event LESSEE shall fail to procure and maintain the insurance policies, LESSOR may (i) procure or maintain such policies at the expense of the LESSEE (which shall constitute additional rent), or (ii) at its option, declare that LESSEE is in material default under this Lease.

14. WAIVER OF SUBROGATION RIGHT UNDER INSURANCE POLICIES

LESSEE, for itself, its assigns and subrogees, hereby releases LESSOR, to the extent of LESSEE's insurance coverage, from any and all liability for any loss or damage which may result directly or indirectly from damage to LESSEE's property even if such loss or damage shall be brought about by the fault or negligence of LESSOR, or its agents, servants, employees, ~~licensees, permittees, or invitees; provided, however, that this release shall be effective only with~~ respect to loss or damage occurring during such time as the appropriate policy of insurance shall contain a clause to the effect that this release shall not affect said policy or the right of the insure to recover thereunder.

15. TAXES

15.1 Prompt Payment of Taxes. LESSEE shall promptly pay when due all real and personal property taxes and other assessments imposed on the Premises upon written notice from LESSOR. If any of the Tower or Tower Areas, the Transmitter Building or the Transmitter Building Areas, or the Feed Conduit, the Radials or the Radial Areas, are not covered by separate tax bills, or not specified as separate items on tax bills covering more property, then such values shall be determined from the Town of West Bridgewater assessor's worksheets or other official materials showing the separate valuation of such items for purposes of the bills in question, and thereupon such separate values shall be used to pro-rate the total taxes due for purposes of determining those amounts due from Lessee hereunder. LESSEE reserves the right to verify the computation by LESSOR of all such property taxes.

15.2 Reimburse LESSOR. In the event that any federal, state or local taxes in the nature of sales, use or rent taxes (excluding LESSOR's income tax payable for rents paid) are imposed or assessed or levied against LESSOR which are directly attributable to LESSEE's use of its property on the Premises, LESSEE shall reimburse LESSOR for said taxes.

15.3 Failure to Pay. In the event LESSEE shall fail to pay any portion of the taxes, assessments of charges levied, assessed or imposed against LESSOR which LESSEE is obligated to pay pursuant to the terms of this Agreement, LESSOR may pay such taxes,

assessments or charges, or any portion thereof. and such amount or amounts, together with interest, shall be considered additional rent.

15.4 Timing of Payments. Such reimbursements or payments of additional rent hereunder shall be made within five (5) days of the date LESSOR notifies LESSEE in writing that such amount is due.

16. CASUALTIES

16.1 No Abatement of Rent. In the event of loss, damage or destruction of any property of LESSEE, such loss, damage or destruction shall not abate the rent.

16.2 Obligation to Repair. In the event that the Towers, Related Systems or Transmitter Building is destroyed or substantially damaged by fire, lightning, windstorm, hail, hurricane, explosion, earthquake, collapse, aircraft or other vehicle damage, vandalism or malicious mischief, or other casualty, LESSEE shall give LESSOR written notice within 90 days thereafter whether it shall promptly reconstruct or repair the Tower, the Related Systems or Transmitter Building to substantially the same condition as existed before the destruction or damage or terminate this Lease. If LESSEE elects to replace or repair the Towers it shall do so promptly within 120 days of such event.

17. INDEMNIFICATION FROM LIENS

In the event that any lien shall be filed against the Premises for work claimed to have been done or materials claimed to have. been furnished to LESSEE, the same shall be discharged by LESSEE within thirty (30) days thereafter it LESSEE's expense, and if LESSEE shall fail to take such action as shall cause such lien to be discharged within thirty (30) days, LESSOR may, at its option, discharge the same by deposit or bonding proceedings. LESSOR may require the lienor to prosecute the appropriate action to enforce the lienor's claim. In such case LESSOR shall give immediate written notice to LESSEE of such pending action or proceeding so that LESSEE may have an opportunity to legally contest of defend the action or proceeding. If, after such notice to LESSEE, a judgment is recovered in the claim, LESSOR at its option, may pay the judgment. Any amount paid or expense incurred or sum of money paid by LESSOR by reason of the failure of LESSEE to comply with the foregoing provisions of this paragraph, or in defending any such action shall be paid to LESSOR by LESSEE, and it shall bear the same requirements as if it were for payment of Additional Rent and shall be paid to LESSOR by LESSEE within fifteen (15) days after demand by LESSOR.

18. ASSIGNMENT AND SUBLETTING

LESSEE may not assign any of its rights thereunder or sublease all or any part of the Premises, without the prior written consent of the LESSOR; provided, however, that the LESSEE may sublet the premises to KJI BROADCASTING, LLC, a Massachusetts limited liability company ("KJI") and a wholly-owned subsidiary of the LESSEE and holder of the licensees issued by the FCC in connection with the ownership and operation and operation of Radio Stations WBET-AM and WCAV-FM (the "Radio Stations"). LESSOR shall not unreasonably withhold or delay its consent to an assignment of this Lease to KJI or to the assignee of the licenses issued by the FCC (or any successor federal agency) for the operation of the Radio Stations, provided that said assignee is financially responsible and assumes in writing

(reasonably acceptable to LESSOR) all of the obligations of LESSEE pursuant to this Lease. No consent given by LESSOR shall be valid unless in writing. LESSEE may sublet, without prior consent of LESSOR, space on the Towers to an FCC licensed communications entity provided that it complies with all laws, rules and regulations in connection therein that does not exceed the Tower's load requirement. LESSEE agrees to indemnify LESSOR from and against any acts or omissions of the LESSEE's sublessees.

19. SUBORDINATION

This Agreement and all rights thereunder shall be subordinate and subject to the lien of any mortgages now existing or hereafter executed covering the Premises or any thereof, and LESSEE agrees to execute and deliver any reasonable instrument requested by LESSOR consenting to any such mortgage and subordinating this Agreement to such mortgagees along with any estoppel certificate requested in connection therewith provided that such mortgage or lienholder shall agree that so long as LESSEE is not in default under the terms and conditions of this Lease, it shall not disturb the LESSEE's possession hereunder.

20. EMINENT DOMAIN

If the land upon which the Towers, Transmitter Building or Related Systems are located, or the Premises are acquired or condemned by any public authority under the power of eminent domain, then the terms of this Lease shall cease and be terminated as of the date title shall have vested in public authority. LESSOR shall be entitled to the entire amount of any condemnation award. Nothing herein shall preclude claims by LESSEE for the value of its equipment, the Lease or the moving costs related thereto.

21. DEFAULT BY LESSEE

21.1 In the event at any time:

A. LESSEE defaults in the payments of rent or any other sums due under the terms of this Lease, including deposits or payments, when same become due and payable in accordance with the provisions hereof;

B. LESSEE defaults in performing any other covenant or agreement whatsoever required to be performed by LESSEE thereunder, and any such default continues for fifteen (15) days after the giving by LESSOR to LESSEE of written notice specifying the existence of such default;

C. Any assignment shall be made of LESSEE's property for the benefit of its creditors, or if LESSEE commits any act of bankruptcy resulting in an adjudication of bankruptcy, or if a petition is filed by LESSEE under any bankruptcy law for relief or composition of its debts, or if LESSEE is declared a bankrupt, or if its main property is attached or taken under the charge of a receiver, guardian, conservator, trustee in bankruptcy or similar officer;

D. If the Premises are not used as an FCC licensed receiving or transmitting facility by either LESSEE or sublessee thereof for 120 days or more; or

E. If any governmental or quasi-governmental authorities having jurisdiction determine that the Towers are no longer in compliance with all applicable laws and regulations

of federal, state, county and municipal authorities and LESSEE fails to cure such non-compliance promptly (but in any event within fifteen (15) days or within such notice period as required by law, whichever is sooner); then in any such event, it shall be lawful for LESSOR at any time, at its election, with written notice to LESSEE, but without demand, to declare said term ended (upon which all rents and other amounts hereunder shall be accelerated and immediately due and payable) and to re-enter said Premises, or any part thereof, with or without process of law, and to remove LESSEE or any persons occupying the Premises, without prejudice to any other remedies which might otherwise be available to LESSOR. In the event of any such default, all LESSEE's equipment on the Premises including, but not limited to, the Towers, the Transmitter Building, the Related System, antenna, transmitter and transmission lines, may be sold or caused to be sold by LESSOR, at public sale keeping from the proceeds of such sale any and all rent or other payments due LESSOR under this Lease plus LESSOR's costs, fees and expenses (including without limitation reasonable attorneys' fees) incurred by LESSOR in connection with the dismantling, removal, storage and sale of the Systems and other equipment. Alternatively, in the event of default, LESSOR may remove and store said equipment of LESSEE off of the Premises, at LESSEE's sole cost and expense. If the LESSEE seeks to collaterally assign this Lease to any lender or lenders providing financing to the LESSEE, LESSOR shall not unreasonably withhold or delay its consent thereto.

21.2 In the event of re-entry and termination, LESSEE shall be liable for, and shall save LESSOR harmless from all damages, deficiencies or losses LESSOR may reasonably incur as a result of the default by LESSEE.

22. INTEREST AND ATTORNEY'S FEES

22.1 All sums becoming due or payable to LESSOR under this Lease, including all money expended by LESSOR pursuant to the provisions of this Lease or on account of any default by LESSEE in the performance and observance of any agreements or covenants of this Lease, shall bear interest from and after the date such sums become due or payable to LESSOR or in the event that LESSOR expends money because default by LESSEE received written notice that such money was expended by LESSOR, at the prime rate then being charged by Fleet National Bank.

22.2 LESSEE shall be liable for reasonable attorney's fees of LESSOR in connection with any other matter or proceeding to enforce the provisions of this Lease for rent or otherwise under the provisions of this Lease.

23. TERMINATION AND SURRENDER OF PREMISES

23.1 At the earlier expiration or termination of this Lease, LESSEE shall surrender the Premises in as good condition as it was in the beginning of the term or as improved by the LESSOR during the Term.

23.2 Subject to LESSOR's rights under Section 21, LESSEE shall, at its sole cost and expense, dismantle and remove the Towers, the Transmitter Building, the Related Systems and all other items of equipment and other personal property owned or installed by LESSEE on the Premises and repair any resulting damage to the LESSOR's property. Before removing the systems and other personal property, the LESSEE shall obtain approval, which shall not be unreasonably withheld, from LESSOR in writing, of a designated time for the removal of said

equipment, which time designated by LESSOR shall not be more than six (6) months from date of expiration or termination. LESSEE shall be responsible for any loss or damage occasioned by LESSEE, and/or its employees, directors, agents and representatives and prior to giving its approval, LESSOR shall be provided with a bond from a reputable bonding company against said loss or damage. Any contractor engaged by LESSEE to remove said equipment shall be approved by LESSOR in the same manner as provided in Section 6 hereof.

23.3 In the event that LESSEE fails to surrender the premises or remove all its equipment upon termination of the Lease, as specified herein, Lessor shall have the right to remove the equipment at LESSEE's expense and LESSEE shall be obligated to pay LESSOR the cost of such removal and rental at the rate then charged until said premises are properly surrendered and all equipment to be removed has been removed and LESSOR shall have absolutely no liability to LESSEE with respect to such property or equipment not removed by LESSEE upon the expiration or sooner termination of this Lease.

24. REMEDIES CUMULATIVE - WAIVER NOT TO BE INFERRED

24.1 No remedy herein or otherwise conferred upon, or reserved to, LESSOR shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given thereunder, or now, or hereafter existing at law or in equity, or by statute; and every power and remedy given by this Lease to LESSOR may be exercised from time to time and as often as occasion may arise, or as may be deemed expedient. No delay or omission of LESSOR or LESSEE to exercise any right or power arising from any default shall impair any such right or power, nor to be construed to be a waiver of any such default or an acquiescence therein.

24.2 No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach, or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant.

24.3 LESSOR's consent to or approval of any act by LESSEE requiring LESSOR's consent or approval shall not waive or render unnecessary LESSOR's consent or approval to or of any subsequent similar act by LESSEE.

25. NOTICES

Any and all notices required or authorized to be given under this Agreement shall be deemed complete upon personal delivery to LESSOR or to the LESSEE, or upon posting of such notice in the United States mail by prepaid certified mail, with return receipt requested, addressed to LESSOR or LESSEE as follows:

To LESSOR: Charles N. Fuller
EPC Land Development, LLC
49 Salten Point Road
Barnstable, MA 02630

with a copy to:	Gerald P. Hendrick, Esq. Edwards & Angell, LLC 101 Federal Street Boston, MA 02110
and to:	Neal Curtin, Esq. Bingham Dana, LLP 150 Federal Street Boston, MA 02110
To LESSEE:	Aritaur Realty, Inc. c/o 211 Jason Street Pittsfield, MA 01201
with a copy to:	Colby Cameron, Esq. Cameron & Mittleman, LLP 56 Exchange Terrace Providence, RI 02903

The date of any such notice and of service thereof shall be deemed to be the date of dispatch, or in the case of personal delivery, the date of delivery. The parties may change the address provided above by giving written notice of such change of address according to the terms of this paragraph.

26. SUCCESSORS

The terms, conditions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors in interest and legal representatives.

27. CONSTRUCTION

This Lease shall be governed by and construed under the Laws of the Commonwealth of Massachusetts. The paragraph headings are included solely for convenience and shall in no event effect, or be used in connection with, the interpretation of this Lease. Whenever reasonably necessary in the interpretation of this Lease, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. The whole Lease between the parties hereto is herein written and there are no understandings or agreements, promises or conditions between them other than those which herein set forth.

28. QUIET ENJOYMENT.

LESSOR agrees that if LESSEE shall pay the rent and additional charges and perform, fulfill and observe the other obligations and liabilities of LESSEE herein, LESSEE shall peacefully and quietly have, hold and enjoy the Premises without any manner of hindrance or molestation by LESSOR or anyone else claiming by, through or under LESSOR.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

LESSOR:

EPC LAND DEVELOPMENT, LLC

By: [signature]
Charles N. Fuller, Co-Manager

By: [signature]
Myron F. Fuller, Co-Manager

LESSEE:

ARITAUR REALTY, INC.

By: [signature]
Name: JOSEPH V. GALLAGHER
Title: PRESIDENT

Exhibit A

PARCEL I (Registered Land)

The land in West Bridgewater, Plymouth County, Massachusetts, bounded and described as follows:

Block 16 on a plan drawn by E. L. Brown, C.E., dated January, 1893, as approved by the Court, numbered 7008A, sheet 8, filed with Certificate of Title No. 835, and that portion of block 15, including Lots 519A to 526A, both inclusive, shown on plan drawn by C.B. Humphrey, Engineer for the Court, dated September 2, 1941, as approved by the Court, numbered 7008B, filed with Certificate of Title No. 7871.

Said parcels or lots of land are to be deemed as bounding on or by the streets and ways abutting thereon.

Said parcels are subject to the flow of a natural water course running through the same approximately shown on said plan and marked "brook".

Said portions of the above-described parcels as are included within the limits of the ~~streets and ways shown on said plans are subject to the rights of all persons lawfully entitled~~ thereto in and over the same.

Said land is also subject to any rights acquired by the Town of West Bridgewater by reason of two takings, one dated August 25, 1964, filed and registered as Document #96819, and one dated May 17, 1966, filed and registered as Document #107299.

For Title see Certificate of Title No.72076.

PARCEL II (Unregistered Land)

A certain parcel of land in West Bridgewater, Plymouth County, Massachusetts, on the Northwesterly side of Walnut Street in said West Bridgewater, bounded and described as follows:

Beginning at a point on the Northwesterly side of Walnut Street at the Northeasterly corner of land now or formerly of Marion E. Moore; thence Westerly one hundred thirty (130) feet more or less to a corner; thence Southerly thirty-eight and 31/100 (38.31) feet to a corner; thence Westerly eight hundred ninety-six and 52/100 (896.52) feet to the town line. The last three courses being by land of said Moore; thence Northerly by a town line three hundred eighty-two and 14/100 (382.14) feet to other land of said Moore; thence Easterly by said Moore land nine hundred sixty-eight (968) feet to a corner of land now or formerly of Daniel and Delia Crowley; thence Southerly one hundred eighty-six (186) feet to a corner; thence Southeasterly twenty-two and 50/100 (22.50) feet to a corner; thence Easterly sixty-nine and 70/100 (69.70) feet to a corner; thence Northerly fourteen (14) feet to a corner; thence Northeasterly eighty-six

and 50/100 (86.50) feet to a corner; thence Southeasterly one hundred twenty (120) feet to said Walnut Street. The last six courses being by land of Crowley; thence Southwesterly by said Walnut Street two hundred twenty-seven (227) feet more or less.

Being the same premises described in a deed from New England Baptist Church to Enterprise Publishing Company, dated September 18, 1985, recorded with the Plymouth County Registry of Deeds, Book 6327, Page 26.

PARCEL III (Unregistered Land)

A certain parcel of vacant land situated off Walnut Street in West Bridgewater, Plymouth County, Massachusetts, containing seven and four hundred seventy-six thousandths (7.476) acres and being shown as parcel "B" on a "Plan of Land in West Bridgewater, Massachusetts, owned by Werner M. and Edith Loreit" dated September 13, 1985, and revised October 8, 1985, to be recorded herewith, said parcel being bounded and described as follows:

WESTERLY	By Route 24 (Amvets Memorial Highway), one thousand thirty-nine and sixteen hundreds (1,039.16) feet;
NORTHERLY	By land now or formerly of Petronelli, four hundred twenty-five and sixty-four hundredths (425.64) feet;
EASTERLY	By other land of the Grantors, and being shown as parcel "A" on the above-referred-to plan, two hundred eighty and thirty-nine hundredths (280.39) feet;
SOUTHEASTERLY	By land now or formerly of Crowley, Picanzo, Wood and Crowley, eight hundred seventeen and fifty-four hundredths (817.54) feet;
SOUTHERLY	By land of said Crowley, one hundred forty-three and fifty-two hundredths (143.52) feet.

Being the same premises described in a Deed from Werner M. Loreit and Edith Loreit to Enterprise Publishing Company, dated December 10, 1985, recorded with the Plymouth County Registry of Deeds in Book 6469, Page 256.

PARCEL IV (Unregistered Land)

A certain parcel of land on the Northwesterly side of Walnut Street, West Bridgewater, bounded and described as follows:

SOUTHEASTERLY:	by said Walnut Street, 1,050 ft., more or less;
NORTHERLY:	by said land formerly of Keith, 130 ft., more or less;
WESTERLY	by land of said Keith, 38.21 ft., more or less;
NORTHERLY	by land of said Keith, 896.52 ft.;
WESTERLY:	by land formerly of Dunbar, 34.27 ft.;
NORTHWESTERLY	by land of said Dunbar, 466.45 ft.;
EASTERLY:	by land of said Dunbar, 340.30 ft.;
SOUTHERLY:	by land of said Dunbar, 122.61 ft.;
SOUTHWESTERLY:	by land of said Dunbar, 22.44 ft.;
SOUTHWESTERLY:	by land of said Dunbar, 438.20 ft.;
WESTERLY:	by land of said Dunbar, 153.89 ft.

containing [?]11 1/2 acres more or less, being parcel 33 on Town of West Bridgewater Assessor's map B2-24.

Being the same premises described in a Deed from Howard G. Davis and Robert Eklund to Enterprise Publishing Company, dated January 29, 1986, recorded with the Plymouth County Registry of Deeds in Book 6564, Page 142.

PARCEL V (Unregistered Land)

A certain parcel of vacant land situated on the Northerly side of Walnut Street, containing 34.2 acres, more or less, and being shown as Parcel B on a "Plan of Land in West Bridgewater, Mass., owned by Nicholas P. and Rita M. Petronelli" dated April 16, 1986, which Plan was recorded with the deed recorded with the Plymouth Country Registry of Deeds in Book 6851, Page 347.

Being the same premises described in a Deed from Stanton W. and Robert L. Eklund, Trustees of Shaw's Realty Trust under a declaration of Trust dated August 31, 1970, to Enterprise Publishing Company, dated June 12, 1986, recorded with the Plymouth County Registry of Deeds in Book 6851, Page 347.

PARCEL VI

Two certain parcels of land situated in West Bridgewater, Plymouth County, Massachusetts, situated Northerly and Westerly of Walnut Street in said West Bridgewater, bounded and described as follows:

Parcel One (Registered Land)

SOUTHEASTERLY	by land of the Grantee four hundred one and fifty-eight hundredths (401.58) feet and five hundred fifty-four and sixty-four hundredths (554.64) feet;
EASTERLY	by Parcel Two hereinafter described three hundred twenty-three and fifty-seven hundredths (323.57) feet;
NORTHERLY	by other land now or formerly of the Grantor five hundred thirty-two and sixteen hundredths (532.16) feet;
WESTERLY	by land of the Grantor two hundred seventy-two and forty-five hundredths (272.45) feet;
NORTHERLY	by land of said Grantor four hundred sixteen and thirty-five hundredths (416.35) feet;
EASTERLY	by land of said Grantor two hundred ninety-one and fifty-eight hundredths (291.58) feet;
NORTHERLY	by other land now or formerly of the Grantor three hundred eighty-one and ninety-six hundredths (381.96) feet; and
SOUTHWESTERLY	by land of the Grantee eight hundred forty-three and ninety-seven hundredths (843.97) feet.

The said parcel is Registered Land and is shown as Lot 3 on "Land Court Plan of Land in West Bridgewater, Massachusetts, owned by Knapp Shoes, Inc.", dated December 17, 1986, and revised January 8, 1987, containing []10.102 acres filed as Plan 36624, Lot 3.

For Title see Certificate of Title No. 74850.

Parcel Two (Unregistered Land)

Five and forty-four hundredths (5.44) acres of land bounded and described as follows:

SOUTHERLY	by land of the Grantee nine hundred thirty-four and fifty-six hundredths (934.56) feet;
EASTERLY	by land of said Grantee one hundred ninety-six and eighty-four hundredths (196.84) feet;
NORTHERLY	by land now or formerly of Lizzie M. Newcomb, Ruth A. Brooks, and Robert Willis three hundred fifty-seven and fifty hundredths (357.50) feet;
NORTHEASTERLY	by land now or formerly of said Newcomb two hundred ninety-five and sixteen hundredths (295.16) feet;
NORTHERLY	by land now or formerly of Mupac Corporation three hundred seventy-eight and thirty hundredths (378.30) feet;
WESTERLY	by Parcel One described above three hundred twenty-three and seventy-one hundredths (323.71) feet.

Being the same premises described in a Deed from Knapp Shoes, Inc., formerly known as Knapp King-Size Corp., to Enterprise Publishing Company, dated December 29, 1986, recorded with the Plymouth County Registry of Deeds in Book 7389, Page 18, as confirmed in Book 7534, Page 315.

PARCEL VII (Unregistered Land)

A certain parcel of land situated off the Northwesterly side of Walnut Street, West Bridgewater, Plymouth County, Massachusetts, being shown as a parcel of 48,418 square feet on a plan entitled "Plan of Land in West Bridgewater, Massachusetts Prepared for Antenna Associates, Inc." dated October 26, 1987, recorded with Plymouth Registry of Deeds. Said parcel is bounded and described in accordance with said Plan as follows:

NORTHERLY:	By other land of Antenna Associates, Inc. and by the Brockton-West Bridgewater Town Line, []224.94 feet;
WESTERLY:	By land now or formerly of Lizzie M. Newcomb, 279.68 feet;
SOUTHERLY:	By land of Enterprise Publishing Company and by land of owners unknown, a total distance of 169.81 feet;
EASTERLY:	By land of said Enterprise Publishing Company, 120.00 feet;

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement (the "Agreement") is made and entered into by and between ATC (TV), LLC f/k/a Tower Ventures, LLC ("ATC"), whose address is 116 Huntington Avenue, Boston, MA 02116, and KJI Broadcasting, LLC ("KJI"), a Massachusetts limited liability company, whose address is 174 Front Street, Housatonic, MA 01236 and BEETING PLACE, LLC ("Beeting Place"), a Delaware limited liability company with an address of 478 Torrey Street, Unit 7, Brockton, MA 02301.

WHEREAS, ATC is the successor-in-interest to the tenant under a Lease and Easement Agreement regarding property at Walnut Street, West Bridgewater, MA, Beeting Place is the successor-in-interest to the Landlord under said Lease and KJI is a subtenant pursuant to the terms of a Sublease Agreement with ATC.

WHEREAS, certain disputes between the parties have arisen with respect to various obligations under the Lease, culminating in a court action in which the parties have filed claims against each other, which action has been docketed in Brockton Superior Court as ATC (TV) a/k/a Tower Ventures, LLC and KJI Broadcasting, LLC, Plaintiffs v. Beeting Place, LLC, Defendant, Brockton Superior Court Civil Action Number PLCV 2002-1077 (the "Action");

WHEREAS, each party has denied the allegations brought by the other party and now agree that it is in their mutual interest to avoid costs of litigation and to resolve fully and finally the Action and all other disputes related to the Lease;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, and in full settlement of all claims and causes of action, which ATC and KJI have against

Beeting Place, whether individually or collectively, and which Beeting Place has against ATC and KJI, whether individually or collectively, the parties agree as follows:

1. Upon the execution and delivery of this Agreement, the parties will cause to be executed and filed a Stipulation of Dismissal of the Action, with prejudice, without costs, without right of appeal, and with each party bearing their own attorneys' fees. Additionally, Beeting Place will cause to be dismissed, by Notice of Dismissal, with prejudice, any other civil action it may have filed or in which it has made a claim or claims against ATC and/or KJI related to the Action or otherwise related to the Lease.

2. Within thirty (30) days of the execution of this Agreement, ATC will deliver by check to Beeting Place, Fifteen Thousand and 00/100 Dollars ($15,000.00), which amount shall settle fully all claims of Beeting Place (including, without limitation, those for attorneys' fees) under the Lease, and through acceptance of which by Beeting Place, shall render null and void all actions taken by Beeting Place purporting to terminate the Lease..

3. From the date of this Agreement through May 31, 2005, the parties agree that ATC's monthly rent under the Lease shall be One Thousand One Hundred Ninety-Seven and 18/100 ($1,197.18) per month (exclusive of all tax and other charges payable by ATC under the Lease). Commencing on June 1, 2005, ATC's monthly rent shall be subject to annual escalation pursuant to Section 4.1 of the Lease.

4. In consideration of the payment referenced in Paragraph 2, and for other good and valuable consideration, the sufficiency of which consideration is hereby acknowledged, Beeting Place, on behalf of itself, its officers, directors, members, employees, consultants, agents, representatives, attorneys, predecessors, successors and assigns, does hereby remise, release and

forever discharge ATC, KJI and their officers, directors, members, employees, shareholders, consultants, agents, representatives, attorneys, predecessors, successors and assigns; and American Tower Corporation; its officers, directors, shareholders, employees, consultants, agents, representatives, attorneys, predecessors, successors and assigns from all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, claims for attorneys' fees and any and all other claims of every kind, nature and description whatsoever, both known and unknown, both in law and in equity, which Beeting Place has or had against said released parties, from the beginning of the world to the date of the earliest execution of this document hereinafter, including but not limited to claims for attorneys' fees or any other claims which were brought or could have been brought in the Action, under the Lease or otherwise.

5. In consideration of the deeds and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, ATC and KJI, on behalf of themselves and their managers, officers, directors, members, employees, consultants, agents, representatives, attorneys, predecessors, successors and assigns, do hereby remise, release and forever discharge Beeting Place, its officers, directors, members, employees, consultants, agents, representatives, attorneys, predecessors, successors and assigns from all debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, specialties, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, damages, claims for attorneys' fees, liabilities and any and all other claims of every kind, nature and description, both in law and in equity, of which it has knowledge, from the beginning of the

world to the date of the earliest execution of this document hereinafter, including, without limitation, any claims for rent credits under the Lease, which ATC or KJI have or had against said released parties, including such claims which were brought or could have been brought in the Action, under the Lease or otherwise.

6. The execution of this document by each party hereto is a specific representation by that party that he/she is specifically authorized by said party to execute this document and that he or she has actual authority to execute this document in accordance with that party's articles of organization, operating agreement and/or by-laws.

7. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns and employees and agents of the parties hereto to the extent permitted by law.

8. This Agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive expression of its terms.

9. This Agreement, which shall be deemed to be a contract under seal, shall supersede prior discussions or understandings, oral and written, among the parties in connection with the subject matter hereof.

10. This Agreement shall be deemed to be executed in Massachusetts, and shall be governed by the laws of the Commonwealth of Massachusetts.

11. The parties hereto agree and acknowledge that except as set forth herein, the Lease remains in full force and effect in accordance with its terms.

12. This SETTLEMENT AGREEMENT AND MUTUAL RELEASE, executed as a sealed instrument and contract, may be executed by the parties hereto by separate counterparts.

SIGNED AND SEALED in Boston, Massachusetts this 13th day of April, 2005.

ATC (TV), LLC f/k/a TOWER VENTURES, LLC
by its authorized representative

Signed and sealed in [illegible], Massachusetts this 8th day of April, 2005.

KJI BROADCASTING, LLC
by its authorized representative

Signed and sealed in Brookyod, Massachusetts this 6 day of March, 2005.

BEETING PLACE, LLC
by its authorized representative

ATC Contract # 2124 13

LEASE ID#: MA-0012

TOWER LICENSE AGREEMENT

THIS TOWER LICENSE AGREEMENT (this "Agreement") is made as of the Execution Date shown on Schedule I hereto between TOWER VENTURES, INC., a Massachusetts corporation ("Owner") and the party designated as User on Schedule I ("User").

RECITALS:

A. Owner owns radio/communications tower facilities (the "Towers") located at the Premises described or referred to in Schedule I (the "Premises").

B. User wishes to utilize the two Towers to broadcast its AM radio signal and install radio communications equipment on the Towers.

NOW THEREFORE, in consideration of the agreements contained herein, Owner and User hereby agree as follows:

1. Incorporation by Reference. The provisions of Schedule I are incorporated by reference in, and are made a part of, this Agreement.

2. License. (a) Owner grants to User, and User accept as from Owner, a non-exclusive license (the "License") to utilize the two towers as the antenna system ("Antenna") for 1460 Khz including; (a) the Antennas described in Schedule I at the location on the Towers described in Schedule I, (b) the Radio Equipment specified in Schedule I, and (c) transmission lines (the "Transmission Line") between the Antenna and Radio Equipment. The Antenna, Radio Equipment, Transmission Line and any related property of User are collectively called "User's Equipment."

(b) The term of this Agreement ("Term") shall commence and terminate on the dates set forth in Schedule I and shall be subject to extension if so provided in Schedule I. This Agreement shall continue thereafter on a month to month basis until terminated by either party upon at least 30 days prior written notice of termination to the other party. Upon termination of this Agreement for any reason, User shall remove all User's Equipment at User's sole cost and expense and leave the Premises in the same condition existing as of the date of this Agreement, ordinary wear and tear and occurrences for which User is not responsible hereunder, excepted.

3. Use of Towers. (a) User agrees that during the Term of this Agreement, User will install, maintain and operate at its sole cost and expense User's Equipment: User shall submit to Owner a copy of its license for User's Equipment and operation that is to be located at the Premises.

(b) If User encounters any interference as a result of equipment installed at the Premises, Owner shall eliminate or cause such Third Party Interference to be eliminated in a

timely manner, not to exceed forty-eight (48) hours from time of written notification, without cost or obligation to User. If such interference cannot be eliminated within such time, Owner will require the interfering party to cease use of its equipment excepting for those short periods of intermittent testing time necessary to identify and eliminate the interference.

(c) Owner shall give User reasonable advance notice (except in cases of emergency where advance notice cannot reasonably be given) of any planned shut downs for scheduled routine maintenance and of repairs, alterations, additions or improvements to be made with respect to the maintenance and operation of the Premises which might materially affect the operation of the User's equipment. Owner shall coordinate with User to minimize inconvenience, possible loss and/or expense to User arising therefrom.

4. Utilities. User will utilize the existing electric circuits at the Premises. In the event that User's power requirements exceed the existing capacity or power distribution, it will be User's responsibility, at its sole cost and expense, to increase the capacity to meet User's needs. Any such installation shall be done in conformity with Applicable Laws.

5. Rent. During the Term, User shall pay Owner annual rent ("Base Rent") in the amount set forth in Schedule I, payable in equal monthly installments, in advance, commencing on the Commencement Date set forth in Schedule I. If any Base Rent is not paid when due, User shall pay Owner, on demand, a late charge equal to five percent (5%) of the overdue amount.

6. Insurance. Each contractor and agent performing work at the Premises on behalf of User shall submit to Owner a certificate of insurance, reasonably satisfactory to Owner, naming Owner as additional insured and protecting itself, User and Owner against any and all claims, demands, actions, judgments, costs, expenses, and liabilities which may arise out of or result, directly or indirectly, from the performance of any work at the Premises. The amounts of such insurance against liability due to damage of property shall be One Million Dollars ($1,000,000) as to any one occurrence and against liability due to injury or death of a person shall be One Million Dollars ($1,000,000) as to any one person and One Million Dollars ($1,000,000) as to any one occurrence. All insurance required hereunder shall remain in force for the entire life of this Agreement. Certificates evidencing such insurance shall be delivered to Owner annually before the expiration thereof. Certificates of insurance evidencing insurance required from contractors and agents performing work at the Premises on User's behalf shall be presented to Owner prior to commencement of any such work.

7. Indemnification. User shall indemnify and hold harmless Owner, its agents, subsidiaries, employees, shareholders, members, officers, directors and affiliates, whether direct or indirect (collectively, the "Indemnified Parties"), against and from any and all liability, damages, claims and demands whatsoever, including attorney's fees and expenses, suffered or incurred by any of the Indemnified Parties in connection with or as a result of (a) the failure of User to perform any of its obligations under this Agreement, (b) the installation, maintenance or use of User's Equipment, the Towers or the Premises or (c) the exercise by User of its rights hereunder, or otherwise arising out of this Agreement. . Owner shall indemnify and hold harmless User, its agents, subsidiaries, employees, shareholders, members, officers, directors and affiliates, whether

direct or indirect (collectively, the "Indemnified Parties"), against and from any and all liability, damages, claims and demands whatsoever, including attorney's fees and expenses, suffered or incurred by any of the Indemnified Parties in connection with or as a result of (a) the failure of Owner to perform any of its obligations under this Agreement, (b) the installation, maintenance or use of Owner's or any other User's Equipment, the Tower or the Premises or (c) the exercise by Owner of its rights hereunder, or otherwise arising out of this Agreement.

8. Default. (a) Each of the following shall constitute an event of default ("Event of Default") hereunder:

(i) The failure by User to pay when due any Base Rent or other amount payable to Owner under this Agreement, including reimbursement of power charges, if any;

(ii) The failure by User to perform any other obligation under this Agreement within thirty (30) days following written notice by Owner;

(iii) The filing of a voluntary petition under the bankruptcy laws, a composition or arrangement of creditors, an assignment for the benefit of creditors, or any other act reasonably indicating equitable or legal insolvency of User; or

(iv) Abandonment of the Premises by User.

(b) If an Event of Default shall have occurred and be continuing shall notify User, and User shall have 30 days to cure such default.

(c) No expiration or termination of the Term pursuant to this Agreement, shall relieve User of User's obligations or liabilities hereunder, all of which shall survive such expiration or termination

(d) No failure by Owner or User to insist upon the strict performance of and compliance with any term, covenant, or condition hereof or to exercise or enforce any right, power or remedy consequent upon a breach thereof, and no submission by User or acceptance by Owner of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term, covenant or condition. No waiver of any breach of any term, covenant or condition of this Agreement shall affect or alter this Agreement, which shall continue in full force and effect, or the respective rights, powers or remedies of Owner or User with respect to any other then existing or subsequent breach.

(e) All of the rights, powers, and remedies of Owner provided for in this Agreement or now or hereafter existing at law or in equity, or by statute or otherwise, shall be deemed to be separate, distinct, cumulative, and concurrent. No one or more of such rights, powers or remedies, nor any mention or reference to any one or more of them in this Agreement, shall be deemed to be in the exclusion of, or a waiver of, any other rights, powers, or remedies provided

for in this Agreement, or now or hereafter existing at law or in equity, or by statute or otherwise. The exercise or enforcement by Owner of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise or enforcement by Owner of any or all of such other rights, powers, or remedies.

(f) No modification, termination or surrender of this Agreement or surrender of the Premises or any part thereof or of any interest therein by User shall be valid or effective unless agreed to and accepted in writing by Owner, and no act by any representative or agent of Owner, other than such a written agreement and acceptance, shall constitute an acceptance thereof.

9. Title and Quiet Possession. Owner represents and warrants that a) it is the owner of the Tower; b) it has the right to enter into this Agreement c) the person signing this Agreement has the authority to sign d) User is entitled access to the Premises at all times and to the quiet possession of the Premises throughout the Term of this Agreement so long as User is not in default of any term of this Agreement beyond the expiration of any applicable cure periods.

10. Notice of Lease. Owner agrees to execute a Notice of Lease, which will be prepared by User, and User shall be permitted to record such Notice of Lease.

11. Condition of Premises. User has visited and inspected the Premises and accepts the physical condition thereof and the uses permitted under Applicable Laws and acknowledges that no representations or warranties have been made to User by Owner as to the condition of the Premises, including the Towers, and/or the storage facilities, or as to any engineering data. User shall repair, any damage to the Premises which results from or arises through the use, maintenance, removal and/or operation of User's Equipment on the Towers and/or acts or omissions of User, its agents, contractors and/or employees.

12. Subordination. This Agreement and all rights hereunder shall be subordinate and subject to every mortgage or deed of trust now existing or hereafter executed covering the Premises or any part thereof, and User agrees to execute and deliver any instrument reasonably requested by Owner consenting to any such mortgage or deed of trust and subordinating this Agreement to such mortgage or deed of trust.

13. Loss or Damage. (a) User assumes and shall bear the entire risk of loss of and damage to User's Equipment. No loss of or damage to User's equipment shall terminate or permit User to terminate this Agreement.

(b) In the event of damage by fire or other casualty to the Premises (including the building in which the Radio Equipment is located) not caused by User, its agents, contractors or employees which materially interferes with User's use of the Towers and User's Equipment, User may terminate this Agreement upon thirty (30) days prior written notice to Owner unless within such period Owner elects to repair such damage. If Owner elects to repair such damage, this Agreement shall remain in effect, Owner shall use reasonable efforts to repair such damage and a proportionate amount of Base Rent based on the interference with User's use of User's Equipment, shall abate from the occurrence of the damage to the time the same is substantially

repaired.

14. Entire Agreement. This Agreement embodies the entire agreement between the parties. It may not be modified or terminated except as provided herein or by other written agreement between the parties. If any provision herein is invalid, it shall be considered deleted from this Agreement and shall not invalidate the remaining provisions of this Agreement.

15. Confidentiality. Owner and User agree not to disclose, without written consent of the other party, any of the terms of this Agreement, except as required by governmental authority, in which case the other party will be promptly informed.

16. Assignment. User may assign this Agreement or any of its rights or obligations under this Agreement to any party which becomes the licensee of WBET-AM. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

17. Notices. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand, overnight courier service or mailed by certified mail, return receipt requested, to the parties hereto at their respective addresses on Schedule I or at such other address as either party hereby may, be written notice, hereafter give to the other.

18. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with, and the rights of the parties shall be governed by the laws of Massachusetts applicable to agreements made and performed in that state, except to the extent that specific rights or remedies affecting agreements relating to real property are governed by the laws of the state in which the Premises are located.

19. Severability of Void Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were modified or omitted to the minimum extent necessary so that the remainder of the Agreement is enforceable.

IN WITNESS WHEREOF, Owner and User have executed this Agreement as of the Execution Date.

TOWER VENTURES, INC.

By: [signature]

JOSEPH J. GALLAGHER
Print Name

PRESIDENT
Title

KJI BROADCASTING, LLC

By: [signature]

Joseph V. Gallagher
Print Name

Managing Member
Title

\\Server1\Tower Resources\Contract Templates\Tower License Agreement

LEASE ID#MA-0002

SCHEDULE I

to
TOWER LICENSE AGREEMENT
between
TOWER VENTURES, INC.
and
KJI BROADCASTING, LLC

1. User: KJI Broadcasting, LLC, a Massachusetts Limited Liability Company

2. Premises: real property located at West Bridgewater, Massachusetts described in Exhibit A hereto including the two Towers located at coordinates: N42-04-23/W71-02-39.

3. User's Equipment:

(a) Call sign: WBET-AM

(b) Antenna: User will utilize both Towers at this site to radiate its signal

(c) Radio Equipment:

(i) Two (2) transmitter licensed by the FCC to operate on 1460 KHz and one (1) receiver licensed by the FCC to operate on NA KHz (ii) one (1) transmission line connection between the transmitter and the transmit antennas,7/8"diameter and 225' in length (iii) One (1) transmission line connecting between the receiver and the receive antenna, NA " in diameter and NA feet in length

(iv) Effective Radiated Power radiated by the transmit antenna will be up to 5 KW.

(d) Equipment Shelter:
Dimension of area to be used in Equipment Shelter:
Length (ft.): 14'
Width (ft.): 9'
Height (ft.): 8'

4. Term:

(a) Commencement Date: 9/1/98
(b) Termination Date: 8/30/2003

5. Extension of Terms:

(a) User shall have the option to extend the Term of this Agreement for six (6) additional consecutive terms of five (5) years (an "Additional Term") upon the same terms and conditions as are provided herein (i) except that Base Rent for such renewal term shall be as set forth in Section 11 of this Schedule I and (ii) except that there shall be no additional option to renew or extend this Agreement. In the event that Owner's ground lease with EPC Land Development, LLC does not extended to the end of all Additional Terms, Owner will not be responsible for any additional time remaining in the then current Additional Term.

(b) Each option shall be automatically exercised by User unless written notice of User's intent to terminate is sent to Owner at least six (6) months before the expiration of the original Term hereof or any applicable Additional Term (the "Renewal Notice"). Any termination of this Agreement by Owner in accordance with the terms hereof shall automatically terminate such option without further act by Owner.

6. Base Rent During Extension:

(a) During the first Additional Term, Base Rent shall be $24,000 annually, payable in advance in equal monthly installments of $2,000;

(b) During the second Additional Term, Base Rent shall be $30,000 annually, payable in advance in equal monthly installments of $2,500;

(c) During the third Additional Term, Base Rent shall be $36,000 annually, payable in advance in equal monthly installments of $3,000.

7. Adjacent Communications Tower: NONE

8. Utility Reimbursement: NONE

9. Base Rent:

(a) Annual Base Rent: $18,000
(b) Monthly Installment: $1,500

10. Notice Address:

(a) Owner: Tower Ventures, Inc.
170 Westminster Street
Providence, RI 02903
Attention: Robert J. Maccini, Director

(b) User: KJI Broadcasting, LLC
211 Jason Street

Pittsfield, MA
Attention: Joseph V. Gallagher

Owner and User hereby confirm the terms and conditions of this Schedule I.

TOWER VENTURES, INC.

By: J. V. Gallagher

Joseph V. Gallagher
Print Name

President
Title

KJI BROADCASTING, LLC

By: J. V. Gallagher

Joseph V. Gallagher
Print Name

Managing Member
Title